Exhibit 10.18

Form of Amendment to Employment Agreement (Section 409A)

December 23, 2008

[Name/Address]

Dear _____________:

Reference is made to that Employment Agreement, dated as of November 1, 2004, between you and AEP Industries, Inc. (the “Employment Agreement”) which is hereby amended as provided below.  Capitalized terms used but not defined in this letter shall have the meaning specified in the Employment Agreement.

1.                                       The third sentence of Section 2(c)(ii) of the Employment Agreement shall be deleted and replaced with the following sentence:

All Bonuses shall be paid at the time specified in the MIP.

2.                                       The following sentence shall be added at the end of Section 2(c)(iii) of the Employment Agreement:

Any additional perquisite allowance for a year shall be paid by the Company to Executive no later than March 15 of the following calendar year.

3.                                       The following shall be added at the end of Section 2(c)(iv) of the Employment Agreement:

The reimbursement policies, practices and procedures applicable to Executive shall be the most favorable policies, practices and procedures of the Company relating to reimbursement of employment expenses incurred by Company directors, officers or employees in effect at any time during the 12 month period preceding the date Executive incurs the expenses.  Any employment expense reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the expense, the expense reimbursement for any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and Executive’s right to expense reimbursement cannot be liquidated or exchanged for any other benefit.

4.                                       Section 4(a)(i) of the Employment Agreement shall be deleted and replaced with the following:

(i)                                    The Company shall pay, subject to Section 8, to Executive as a severance payment an amount equal to two (2) times the sum of (x) the Annual Base Salary in effect immediately prior to the event giving rise to such termination and (y) the Bonus earned, if any, for the fiscal year immediately preceding the fiscal year in which the event giving rise to such termination occurs.  Except as otherwise provided in this Employment Agreement, the severance payment shall be payable in equal pro rata installments over a period of two (2) years commencing on the Termination Date (subject to applicable federal and state withholding taxes, social security contributions, any garnishments, or any deductions required by law and any other deductions) in accordance with the ordinary payroll practices of the Company, but no less frequently than semi-monthly following such termination of employment.  In addition, the Company shall pay to Executive (A) any earned but unpaid Bonus of Executive with respect to the fiscal year preceding the termination payable at the time specified in the MIP, (B) any earned but unpaid Bonus of Executive with respect to the fiscal year in which his termination occurs payable at the time and calculated in the manner specified in the MIP, and (C) amounts with respect to accrued and unused vacation through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”).

5.                                       Section 4(b) of the Employment Agreement shall be deleted and replaced with the following:

(b)                                Death; Disability; Cause; Other than for Good Reason.  If Executive’s employment shall be terminated by reason of Executive’s death or Disability, by the Company for Cause or by Executive without Good Reason, Executive shall only be entitled to receive (i) any earned but unpaid Annual Base Salary through the date of the termination event, payable in  accordance with the ordinary payroll practices of the Company, (ii) any earned but unpaid Bonus of Executive with respect to the fiscal year preceding his termination, payable at the time specified in the MIP, (iii) if other than Cause, any earned but unpaid Bonus of Executive with respect to the fiscal year in which his termination occurs calculated in the manner and payable at the time specified in the MIP, (iv) payment of Accrued Obligations to Executive or his legal representative in the case of the death or, if applicable, the Disability of Executive, and (v) the continuance of benefits under the Company’s employee benefit plans to the Date of Termination and in the case of death or Disability, the continuance of death or Disability benefits thereafter in accordance with the terms of such plans and the Company’s perquisite policies as in effect as of such date.

6.                                       The following sentence shall be added at the end of Section 4(e) of the Employment Agreement:

Any such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the costs and expenses, the reimbursement for any calendar year shall not affect the costs and expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit.

7.                                       A new Section 11 shall be added to the Employment Agreement as follows:

Section 11.                                      Code Section 409A Compliance

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)                                In the event that any provision of this Agreement is determined by the Company or Executive to not comply with Code Section 409A, the Company shall fully cooperate with Executive to reform this Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by Executive on account of such noncompliance.

(c)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d)                                Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B). then each of the following shall apply:

(i)                                     With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)                                  To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive (to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive) the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(e)                                 To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)                                     To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment. and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(ii)                                  To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case had such benefits commenced immediately upon Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(f)                                   For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g)                                Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

(h)                                Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly or such shorter interval specified herein.

The Employment Agreement, as hereby amended, shall remain in full force and effect.

Very truly yours,

AEP Industries Inc.

By:

Its:

The Above Is Agreed To

And Accepted: